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							       EXHIBIT 12(b)



					 COMPUTATION OF RATIO OF INCOME TO COMBINED FIXED CHARGES
						     AND PREFERRED SHARE DIVIDENDS
					   SEARS, ROEBUCK AND CO. AND CONSOLIDATED SUBSIDIARIES

						     Twelve
						     Months
						     Ended
						     Mar. 29,                       Year Ended
						     1997
(millions, except ratios)                            (unaudited)     1996     1995     1994     1993     1992
Fixed Charges
  Interest and amortization of debt discount
   and expense on all indebtedness                    $1,364        $1,365   $1,373   $1,279  $1,318   $1,389

  Add interest element implicit in rentals               127           121      119      114     105      165
						       1,491         1,486    1,492    1,393   1,423    1,554
  Preferred dividend factor                               30            41       89      234     209      120
  Interest capitalized                                     4             5        4        1       3       23
Total fixed charges                                   $1,525        $1,532   $1,585   $1,628  $1,635   $1,697

Income (loss)
  Income (loss) from continuing operations            $1,302        $1,271   $1,025     $857    $625  ($1,812)
  Deduct undistributed net income (loss)
   of unconsolidated companies                            16             8        9       (7)      6       (4)
						       1,286         1,263    1,016      864     619  ( 1,808)

Add
  Fixed charges (excluding interest capitalized
   and preferred dividend factor)                      1,491         1,486    1,492    1,393   1,423    1,554
  Income taxes (benefit)                                 899           834      703      614     329  ( 1,039)
    Income (loss) before fixed charges and
     income taxes                                     $3,676        $3,583   $3,211   $2,871  $2,371  ($1,293)

Ratio of income to combined fixed charges
 and preferred share dividends                          2.41          2.34     2.03     1.76    1.45     (A)


In 1996, all the 8.88% Preferred Shares, First Series were redeemed and therefore in 1997 the Company made no other preferred share dividend payments.


(A)  As a result of the loss for the year ended December 31, 1992, earnings did not cover fixed charges by
     $2,990 million.
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